                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            TRANSACTION NETWORK SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                       TRANSACTION NETWORK SERVICES, INC.
                1939 ROLAND CLARKE PLACE, RESTON, VIRGINIA 20191
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 14, 1998

                            ------------------------

    The Annual Meeting of Stockholders of Transaction Network Services, Inc. (the "Company") will be held on April 14, 1998 at TNS Headquarters, 1939 Roland Clarke Place, Reston, Virginia 20191, at 2:00 p.m., local time, to consider and act upon the following matters:

    1.  To elect two Class I Directors to serve for the ensuing three years.

    2. To approve an increase in the aggregate number of shares of Common Stock authorized for issuance under the Company's 1994 Stock Option Plan, as amended, from 1,800,000 to 2,300,000 shares.

    3. To approve an increase in the aggregate number of shares of Common Stock authorized for issuance under the Company's 1994 Employee Stock Purchase Plan from 150,000 to 250,000 shares.

    4. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on February 16, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,
                                          JOHN J. MCDONNELL III, SECRETARY

Reston, Virginia
March 16, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

                       TRANSACTION NETWORK SERVICES, INC.
                            1939 ROLAND CLARKE PLACE
                             RESTON, VIRGINIA 20191

                            ------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 14, 1998

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transaction Network Services, Inc. ("TNS" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, April 14, 1998 at 2:00 p.m. local time, and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Proxies submitted through the TNS Automated Proxy System also may be revoked at any time before 1:00 p.m. local time on April 14, 1998 by submitting a revocation or subsequent proxy through the TNS Automated Proxy System.

    At the close of business on February 16, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 12,275,982 shares of the Company's common stock (the "Common Stock"). Stockholders are entitled to one vote per share. The Company's Annual Report for 1997 is being mailed to stockholders with this Proxy Statement and the accompanying form of proxy on or about March 16, 1998.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, IS INCLUDED IN THE ANNUAL REPORT. ADDITIONAL COPIES WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO INVESTOR RELATIONS, TRANSACTION NETWORK SERVICES, INC., 1939 ROLAND CLARKE PLACE, RESTON, VIRGINIA 20191. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTES REQUIRED AND TABULATION OF VOTES

    The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon at the Annual Meeting. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Common Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 31, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director of the Company and each nominee for director, (iii) each Named Executive Officer of the Company and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. The amounts and percents shown reflect duplicative "beneficial ownership" of Common Stock and exclude options not vesting within 60 days after January 31, 1998.

                                                                                                SHARES BENEFICIALLY
                                                                                                     OWNED (1)
                                                                                              -----------------------
                                                                                                NUMBER      PERCENT
                                                                                              ----------  -----------
BENEFICIAL OWNER
The Kaufmann Fund, Inc. (2).................................................................   2,000,000        16.3%
  140 E. 45th Street
  43rd Floor
  New York, New York 10017
Jurgen Manchot(3)...........................................................................   1,060,500         8.6
  Kraumenshausweg 3
  D-40822 Mettman
  Germany
Massachusetts Financial Services Company (4)................................................   1,041,200         8.5
  500 Boylston Street
  Boston, Massachusetts 02116
William N. Melton (5).......................................................................     717,500         5.9
  2086 Hunters Crest Way
  Vienna, Virginia 22182
Li Juen Melton..............................................................................     655,305         5.3
  12521 Summer Place
  Herndon, Virginia 22070
Frontier Capital Management Company, Inc. (6)...............................................     642,890         5.2
  99 Summer Street
  Boston, Massachusetts 02110
John J. McDonnell, Jr. (7)..................................................................     605,869         4.9
Henry R. Nichols (8)........................................................................      97,500           *
Brian J. Bates (9)..........................................................................      81,015           *
John S. McCarthy............................................................................      52,108           *
Luther Peters III (10)......................................................................      29,500           *
Richard Sternitzke (11).....................................................................      14,778           *
David J. Walsh (12).........................................................................      11,421           *
Paolo Guidi (13)............................................................................       7,500           *
All directors and executive officers as a group (23 persons) (14)...........................   2,926,030        23.3%

------------------------
*Represents less than 1%.

(1) Applicable percentage ownership is based on 12,265,469 shares of Common Stock outstanding on January 31, 1998. Shares which a person (or group) has the right to acquire within 60 days after January 31, 1998 are deemed to be outstanding in calculating the percentage ownership of such person (or group), but are not deemed to be outstanding as to any other person (or group).

(2) Based upon a Schedule 13G filed February 17, 1998, The Kaufmann Fund, Inc. retains sole voting power with respect to 2,000,000 of such shares and sole dispositive power with respect to 2,000,000 of such shares.

(3) Shares beneficially owned include 7,500 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(4) Based upon a Schedule 13G filed February 12, 1998, Massachusetts Financial Services Company ("MFS") retains sole voting power with respect to 1,015,900 of such shares and sole dispositive power with respect to 1,041,200 of such shares. MFS shares beneficial ownership of all 1,041,200 shares with certain other non-reporting entities.

(5) Shares beneficially owned include 7,500 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(6) Based upon a Schedule 13G filed February 27, 1998, Frontier Capital Management Company, Inc. retains sole voting power with respect to 642,890 of such shares and sole dispositive power with respect to 642,890 of such shares.

(7) Shares beneficially owned include 375,000 shares held of record by McDonnell & Associates, L.P., 29,800 shares held of record by Mr. McDonnell's spouse and 52,500 shares issuable upon exercise of stock options within 60 days from January 31, 1998. Mr. McDonnell is the President of McDonnell Holdings, Inc., the corporate General Partner of McDonnell & Associates, L.P. and, therefore, may be deemed to beneficially own all shares held of record by McDonnell & Associates, L.P.

(8) Shares beneficially owned include 7,500 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(9) Shares beneficially owned include 44,376 shares issuable upon exercise of stock options within 60 days from January 31, 1998, 25,750 shares held of record by Mr. Bates' spouse, and 8,900 shares held as custodian for Mr. Bates' two minor children. Mr. Bates disclaims beneficial ownership of all shares held of record by his spouse and by himself as custodian for his children.

(10) Shares beneficially owned include 29,500 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(11) Shares beneficially owned include 13,813 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(12) Shares beneficially owned include 10,000 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(13) Shares beneficially owned include 7,500 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

(14) Shares beneficially owned include 294,642 shares issuable upon exercise of stock options within 60 days from January 31, 1998.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, two Class II Directors and two Class III Directors, who will serve until the Annual Meeting of Stockholders to be held in 1999, 2000, and 2001, respectively (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). Mr. Nichols, a current Class I Director whose term expires in 1998, will stand for reelection as director of the Company. Mr. Joseph Squarzini, Jr. is nominated as a new member to the Board of Directors to serve as a Class I Director. The persons named in the enclosed proxy will vote to elect Messrs. Nichols and Squarzini as Class I Directors, unless authority to vote for the election of such nominees is withheld by the stockholder. The proxy may not be voted for more than two directors. If a nominee is unable to serve, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any nominee will be unable to serve. The terms of the Class I Directors elected at the Annual Meeting will expire in 2001. The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                    NOMINEES

CLASS I DIRECTORS WITH TERMS TO EXPIRE IN 2001:

HENRY R. NICHOLS

    Mr. Nichols, 42, has served as a director of the Company since 1990. Since 1988, Mr. Nichols has served as the President of Resource Leasing Corporation. Until January 1997, he also served as the President of ArJay Data Corporation, which was a customer of the Company until December 1997.

JOSEPH SQUARZINI, JR.

    Mr. Squarzini, 58, most recently served as senior vice president of UUNET, an Internet access and services provider. Prior to that, Mr. Squarzini served for 14 years in numerous senior technical and operational positions with GE. Before joining GE, he was director of systems engineering at Satellite Business Systems. Mr. Squarzini began his career at IBM where he held various technology management positions during his 15 year tenure there.

                                OTHER DIRECTORS

CLASS III DIRECTORS WITH TERMS TO EXPIRE IN 2000:

WILLIAM N. MELTON

    Mr. Melton, 55, has served as a director of the Company since 1990. He is President and Chief Executive Officer of CyberCash, Inc., which is a customer of the Company, and serves as a director on the boards of various technology companies, including America Online, Inc.

PAOLO L. GUIDI

    Mr. Guidi, 55, has served as a director of the Company since 1996. He is President and Chief Executive Officer of Teleglobe International Corp., a subsidiary of Teleglobe Inc., a Canadian telecommunications company. Mr. Guidi has previously served as the President and Chief Executive Officer of Sprint International and Telenet Communications Corp., as well as various management positions with GTE Corporation.

CLASS II DIRECTORS WITH TERMS TO EXPIRE IN 1999:

JOHN J. MCDONNELL, JR.

    Mr. McDonnell, 60, has served as President, Chief Executive Officer and a director of the Company since founding the Company in 1990. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell has previously served as Group Vice President for the Information Technologies and Telecommunications Group of the Electronic Industries Association (EIA); Vice President, International Operations and Vice President, Sales, for Tymnet, Inc. with responsibility for both private network sales and public network services; and Director of Technology and Telecommunications for the National Commission on Electronic Funds Transfer. Mr. McDonnell was one of the founding members of the Electronics Funds Transfer Association and serves on its Board. Mr. McDonnell is also a director of Credit Management Solutions, Inc., a software development company, and Intelidata Technologies, Inc., an electronic commerce company.

JURGEN MANCHOT

    Mr. Manchot, 61, has served as a director of the Company since 1991. Mr. Manchot is a private investor. He serves as Vice Chairman of the shareholders committee of Henkel KGaA, Germany and as a member of the supervisor board of Degussa AG, Frankfurt. Mr. Manchot is a director of The Clorox Company.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, the principal functions of which are to make recommendations to the Board regarding the selection of the Company's independent accountants, to consult with the Company's independent accountants and financial and accounting staff and to review and report to the Board with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls. The Audit Committee met twice during 1997. The current members of the Audit Committee are Messrs. Melton and Nichols. The Company has a standing Compensation Committee of the Board of Directors, the principal function of which is to review and make recommendations to the Board on all compensation and hiring issues relating to officers and senior staff members. The Compensation Committee also administers the Company's 1991 Stock Option Plan, 1994 Stock Option Plan and 1994 Employee Stock Purchase Plan. The Compensation Committee acted eight times by unanimous written consent during 1997. The current members of the Compensation Committee are Messrs. McCarthy and Melton. See "Report of Compensation Committee on Executive Compensation" below. The Board of Directors met four times and acted five times by unanimous written consent during 1997. Each director attended at least 75% of the aggregate of the number of Board Meetings and the number of meetings held by all committees on which he then served, except for Mr. Melton, who did not attend two of the four Board Meetings held during 1997. The Company does not have a nominating committee.

BOARD COMPENSATION

    Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and committee meetings. In lieu of cash compensation, the Company's 1994 Stock Option Plan provides for the automatic grant of options for the purchase of 7,500 shares of Common Stock, up to an aggregate of 37,500 shares of Common Stock, to non-employee directors upon election, re-election or appointment to the Board.

                             NON-DIRECTOR OFFICERS

    The Company's current non-director officers are as follows:

NAME                                    AGE                                     POSITION
----------------------------------      ---      -----------------------------------------------------------------------
Brian J. Bates....................          37   Senior Vice President and General Manager, Point-of-Services Division
Matthew M. Mudd...................          35   Senior Vice President, Operations
Luther Peters III.................          53   Senior Vice President, Technical Director
John Schanz.......................          34   Vice President and General Manager, Financial Services Division
Richard Sternitzke................          38   Senior Vice President, Chief Technical Officer
David J. Walsh....................          38   Senior Vice President and General Manager, Telecom Services Division
Larry Crompton....................          41   Vice President of Sales
Roderick W. Lyman.................          35   Vice President, Development
John J. McDonnell III.............          32   Vice President, General Counsel, and Secretary
David P. O'Connor.................          37   Vice President, Marketing
Aytxa Ramirez.....................          49   Vice President, Fraud Services
Craig B. Stutzman.................          43   Vice President, Network Engineering
Scott E. Ziegler..................          40   Vice President, Systems Integration
Thaddeus G. Weed..................          36   Chief Financial Officer and Treasurer
Elizabeth A. Crawford.............          33   Vice President, Finance
Patricia A. Kelly.................          54   Controller

    Mr. Bates has served as Senior Vice President and General Manager, Point-of-Services Division of the Company since 1996, Vice President, Sales from 1992 to 1996, and Director of Sales from 1990 to 1992. From 1988 to 1990, Mr. Bates served as Regional Sales Manager with Digital Radio Networks, Inc. Prior to joining Digital Radio Networks, Inc., Mr. Bates served as General Business Sales Representative and Major Account Manager with U.S. Sprint. Mr. Bates is a son-in-law of the President and Chief Executive Officer.

    Mr. Mudd has served as Senior Vice President, Operations of the Company since 1996, Vice President, Operations of the Company from 1993 to 1996, Director of Network Operations from 1991 to 1993 and Manager of Customer Service from 1990 to 1991. From 1988 to 1990, Mr. Mudd was Media Manager for the U.S. Chamber of Commerce. Prior to that time, Mr. Mudd served with the Communications Group at Hill & Knowlton, a public relations firm. Mr. Mudd is a son-in-law of the President and Chief Executive Officer.

    Mr. Peters has served as Senior Vice President, Technical Director of the Company since 1993. From 1984 to 1993, Mr. Peters served as Senior Vice President of Systems Center, Inc., an international systems software company, where he managed the product development process from conception through commercial availability. Mr. Peters has held technical management positions at STSC, Inc., where he designed and implemented an advanced telecommunications network for the company, and Boeing Computer Services, and served as a systems programmer at TRW, Inc.

    Mr. Schanz has served as Vice President and General Manager, Financial Services Division since July of 1997. Before joining TNS, Mr. Schanz was Director of Engineering at Sprint Corporation from 1992 to 1997. From 1986 to 1992, he served in various network engineering and management positions at GE. Mr. Schanz is the son-in-law of Joseph Squarzini, Jr., a current Board of Directors nominee.

    Mr. Sternitzke has served as Senior Vice President, Chief Technical Officer of the Company since 1996 and Vice President, Development from 1990 to 1996. During 1990, he served as Technical Project Manager at Telic Corp., which develops and markets systems software for telephone companies. From 1987 to 1990, Mr. Sternitzke served as the Director of Management Information Services at Digital Radio Networks, Inc.

    Mr. Walsh has served as Senior Vice President and General Manager of the Telecom Services Division since 1996, and before that as Senior Vice President, Strategic Planning of the Company since the merger of Fortune Telecommunications, Inc. ("FTI"), a wholly-owned subsidiary of the Company, into the Company in 1994. From 1991 to 1994, Mr. Walsh was President of FTI, a provider of validation and fraud control computer services to the telecommunications industry. From 1988 to 1991, Mr. Walsh was Managing Director for Maiden Lane Associates, Ltd., a merchant banking subsidiary of AmBase Corporation specializing in leveraged buy-outs. Prior to 1988, Mr. Walsh was a Principal in the Mergers and Acquisitions Group of Ernst & Young, a major accounting and consulting firm.

    Mr. Crompton has served as Vice President of Sales since February of 1997. Prior to that, he served as Director of Sales at TNS since joining the Company in 1992. From 1989 to 1992, Mr. Crompton was Senior Vice President of National Sales for First USA Paymentech, a national credit card processor. Before that, he held several other sales positions with various companies since beginning his sales career.

    Mr. Lyman has served as Vice President, Development of the Company since 1995, Director of Telephony Systems from 1994 to 1995 and Manager of Advanced Systems from 1993 to 1994. From 1990 to 1993, Mr. Lyman was Software Engineering Manager for Universal Dynamics Corporation. From 1989 to 1990, Mr. Lyman served as Senior Software Systems Engineer at Digital Radio Networks, Inc. Prior to that time, Mr. Lyman served as Software Engineer for Universal Dynamics Corporation and Development Engineer for Hewlett-Packard Company.

    Mr. John J. McDonnell III has served as Vice President, General Counsel and Secretary of the Company since 1993 and Treasurer from February 1997 until July 1997. From 1992 to 1993, Mr. McDonnell was associated with the law firm of Brown & Wood, where he specialized in public offerings of debt securities. From 1991 until 1992, he was associated with the law firm of Orrick, Herrington & Sutcliffe, following his graduation from law school. Mr. McDonnell is the son of the President and Chief Executive Officer.

    Mr. O'Connor has served as Vice President of Marketing for the Company since January 1997, Director of Marketing from 1994 to 1997, and Project Manager from 1993 to 1994. From 1990 to 1993, Mr. O'Connor held the position of Director, Carrier Programs, for Oncor Communications. Prior to 1990, Mr. O'Connor served in various Customer Support and Project Management capacities for Cable & Wireless Communications.

    Ms. Ramirez has served as Vice President, Fraud Services since November 1997. Prior to that, she served as Director of Customer Service for TNS' Telecom Services Division. Ms. Ramirez previously served as Vice President, Customer Service for Fortune Telecommunications, Inc. from 1987 to 1994, when the company was acquired by TNS. From 1982 to 1987, she served as Corporate Telecommunications Manager for Storer Communications.

    Mr. Stutzman has served as Vice President, Network Engineering of the Company since 1992 and Vice President, Operations from 1990 to 1992. Prior to joining the Company, he served as Director of Systems Integration from 1987 to 1990 and as Director of Product Marketing during 1990 at Digital Radio Networks, Inc., where he was responsible for the technical integrity of that company's POS communications service. Mr. Stutzman has previously held a variety of technical and marketing positions, including international field support and installation of X.75 and X.25 gateways for public and private data networks, at BT North America and its predecessor companies during his nine-year tenure there.

    Mr. Ziegler has served as Vice President, Systems Integration of the Company since 1996, Director, Systems Integration from 1993 to 1996, and Systems Engineer from 1992 to 1993. During 1992, Mr. Ziegler served as Network Engineer at Ogden Government Systems, providing technical review of communications systems for Government clients. Mr. Ziegler served as Systems Engineering Manager from 1990 to 1992, and as Project Engineer from 1988 to 1990 at Telecom Systems Integrated, where he was responsible for business development, contract management and project management for telecommunications projects. Prior to 1988, Mr. Ziegler was Project Manager at American Communications Company.

    Mr. Weed has served as Chief Financial Officer and Treasurer since July of 1997. From 1987 to 1997, he was an audit manager with Arthur Andersen LLP, managing accounts for various public and private companies, including Transaction Network Services, Inc.

    Mrs. Crawford has served as Vice President, Finance of the Company since 1997, Controller of the Company since 1993, and as Senior Accounting Assistant from 1992 to 1993. From 1989 to 1992, she served as Director of Contracts and Finance for Analytic Operations, Inc.

    Ms. Kelly has served as Controller since June of 1997. Prior to that, she served as Senior Director of Business Operations for TNS' Telecom Services Division from 1995 to 1997. From 1989 to 1994, Ms. Kelly was Vice President and Chief Financial Officer of Fortune Telecommunications, Inc., which was acquired by TNS in 1994. From 1983 to 1988, Ms. Kelly served as Controller for White Motor Reorganization Trust and as a staff accountant for A.M. Pullen and Company from 1980 to 1982.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain of its officers, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such directors, officers and stockholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all
Section 16(a) reports that they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no such reports were required for those persons, the Company believes that from January 1, 1997 through December 31, 1997, all filing requirements applicable to such directors, officers and stockholders were complied with except for the following: Mr. David Walsh, an officer of the Company, failed to timely file one Form 4 with respect to the sale of Common Stock in September 1996 and one Form 4 with respect to the acquisition of Common Stock in November 1996; however, such sale and acquisition were subsequently reported by the late filing of a Form 5 for 1996 in August of 1997. Ms. Elizabeth Crawford, an officer of the Company, failed to timely file one Form 4 report with respect to a same day sale of Common Stock in late November of 1997; however, such sale was subsequently reported the following month.

                       COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION. The following table sets forth information concerning the compensation received for services rendered to the Company during the last three fiscal years by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers (together, the "Named Executive Officers") for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                  -------------
                                                                                     AWARDS
                                                         ANNUAL COMPENSATION(1)   -------------
                                                        ------------------------     OPTIONS           ALL OTHER
               NAME/POSITION                   YEAR     SALARY ($)   BONUS ($)       (#)(2)       COMPENSATION (3)($)
-------------------------------------------  ---------  ----------  ------------  -------------  ---------------------
John J.McDonnell, Jr., President and Chief        1995  $  191,346  $  160,403         60,000          $   4,498
 Executive Officer                                1996     225,000     252,675         90,000              2,249
                                                  1997     225,000     262,528             --              2,375
Brian J. Bates, Senior Vice President and         1995     118,308      49,067         11,250              4,615
 General Manager, POS Services Division           1996     136,000      40,473         44,000              2,375
                                                  1997     151,192      59,368             --              2,375
Luther Peters II, Senior Vice President,          1995     135,615      38,812             --              4,566
 Technical Director                               1996     145,943      33,150         20,000              2,375
                                                  1997     156,707      38,971         25,000              2,375
Richard Sternitzke Senior Vice President,         1995      90,000      22,250         11,250              4,620
 Chief Technical Officer                          1996     112,046      20,875         44,000              2,375
                                                  1997     117,665      30,375             --              2,375
David J. Walsh, Senior Vice President and         1995     162,404      43,500             --              4,620
 General Manager, Telecom Services Division       1996     160,000      40,300         40,000              2,375
                                                  1997     167,939      59,188             --              2,375

------------------------

(1) Annual bonus compensation awarded to Mr. Bates includes sales commissions paid to Mr. Bates of $49,067, $40,473, and $59,368 in 1995, 1996, and 1997
    respectively.

(2) The grant of options in 1996 to the individuals named in the Summary Compensation Table was conditional upon the approval by the Company's stockholders of the proposed amendment to the Company's 1994 Stock Option Plan. The proposed amendment was approved by shareholders at the 1997 Annual Meeting of Shareholders on April 22, 1997.

(3) Consists solely of matching contributions made during the years indicated on behalf of the individuals named in the Summary Compensation Table pursuant to the Company's 401(k) Plan. The aggregate amount of perquisites and other personal benefits, securities or property received by each Named Executive Officer was less than 10% of the total of annual salary and bonus reported for such individual and therefore is omitted from this table.

    OPTION GRANTS. The following table summarizes option grants during 1997 to the Named Executive Officers:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                         VALUE AT
                                                                                                      ASSUMED ANNUAL
                                                                                                         RATES OF
                                                        PERCENT OF                                     STOCK PRICE
                                                       TOTAL OPTIONS                                 APPRECIATION FOR
                                           OPTIONS      GRANTED TO      EXERCISE                     OPTION TERM (2)
                                           GRANTED     EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
NAME                                       (#)(1)       FISCAL YEAR     ($/SHARE)      DATE        5%($)        10%($)
---------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
John J. McDonnell, Jr..................      90,000           7.4       $   10.00     4/16/2006  $  566,005  $  1,434,368
Richard Sternitzke.....................      44,000           3.6           10.00     4/16/2006     276,713       701,247
Brian J. Bates.........................      44,000           3.6           10.00     4/16/2006     276,713       701,247
Luther Peters..........................      20,000           1.7           10.00     4/16/2006     125,779       318,748
                                             25,000           2.1          13.625      7/7/2007     214,217       542,869
David J. Walsh.........................      40,000           3.3           10.00     4/16/2006     251,558       637,497

------------------------

(1) All identified options, with the exception of 25,000 shares granted to Luther Peters on 7/7/97, were approved by the Board of Directors on April 16, 1996 and were conditional upon the approval by the Company's stockholders of the 1997 proposed amendment to the 1994 Stock Option Plan. The amendment was approved at the 1997 Annual Meeting of Stockholders and the approval provided that the share exercise price be determined at the time of grant. The options are exercisable starting 12 months after the Board approval date, with 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in the event of termination of employment.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of grant to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of the Common Stock and the dates on which the options are exercised.

    OPTION EXERCISES AND YEAR-END VALUES. The following table sets forth information concerning the value of unexercised stock options held as of December 31, 1997 by the Named Executive Officers.

                     AGGREGATE 1997 YEAR END OPTION VALUES

                                        SHARES                     NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-
                                       ACQUIRED                  OPTIONS AT FISCAL YEAR END     THE-MONEY OPTIONS AT
                                          ON          VALUE                (#)(1)               FISCAL YEAR END (2)
                                       EXERCISE      REALIZED    --------------------------  --------------------------
NAME                                      (#)          ($)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------------  -----------  ------------  -----------  -------------  -----------  -------------
John J. McDonnell, Jr...............          --           --        52,500        97,500     $ 400,635    $   726,885
Richard Sternitzke..................          --           --        13,813        38,624       102,021        283,775
Brian J. Bates......................          --           --        44,376        38,624       586,496        283,775
Luther Peters III...................          --           --        29,500        40,000       406,617        199,375
David J. Walsh......................       4,800   $   52,797        10,000        32,400        72,500        243,900

------------------------

(1) Includes options approved by the Board of Directors on April 16, 1996 which were conditional upon the approval by the Company's stockholders of the proposed 1997 amendment to the Company's 1994 Stock Option Plan.

(2) Calculated on the basis of the fair market value of the underlying Common Stock as of December 31, 1997 of $17.25 per share minus the aggregate exercise price.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity ownership programs.

OVERVIEW AND PHILOSOPHY

    The Company's executive compensation program is designed to promote the following objectives:

    - To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

    - To align management's interests with the success of the Company by placing a portion of the executive's compensation at risk in relation to the Company's performance.

    - To align management's interests with stockholders by including long-term equity incentives. The Committee believes that the Company's executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The Company also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program consists of base salary, annual incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs which are generally available to all employees of the Company, such as life insurance benefits, the Company's employee stock purchase plan, medical and 401(k) savings plans.

    BASE SALARY

    The base salary for the Chief Executive Officer is set by the Committee and reviewed by the full Board of Directors. In setting the annual cash compensation for the Chief Executive Officer, the Committee reviews compensation data published by various trade associations for chief executive officers at other companies in the same or similar businesses and of comparable size and success. In 1997, John J. McDonnell, Jr., the Company's President and Chief Executive Officer, received salary compensation of $225,000, which represents the same amount he received in 1996. Base salaries for all other executive officers are set by the Chief Executive Officer at the time of hire and are reviewed annually by the executive's immediate supervisor with next level approval. The Chief Executive Officer attempts to set base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. In setting the annual cash compensation for Company executives, the Chief Executive Officer reviews compensation for comparable positions by reviewing compensation data published by various trade associations for similar companies with similar structures. In addition to external market data, salary determinations depend both upon the Company's financial performance and upon the individual's performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual's contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

    ANNUAL AND LONG-TERM INCENTIVE COMPENSATION

    The Company's bonus program is designed to provide its key employees with cash incentives to achieve the Company's financial goals. The bonus program for the Chief Executive Officer is set each year by the Committee and reviewed by the full Board of Directors. Generally, the payment of bonus compensation to the Chief Executive Officer depends on the attainment by the Company of projected revenues and pre-tax earnings goals and is calculated as a percentage of the financial goals actually attained. In 1997, Mr. McDonnell received bonus compensation of $262,528, as compared to $252,675 in 1996 and $160,403 in 1995.
For all other executives, there are two components to the Company's bonus program, the first based on Company performance and the second based on the executive's individual performance. At the beginning of each year, the Chief Executive Officer submits to the Committee recommended target annual bonus levels expressed as a percentage of salary according to level of management, which amount the executive will receive if the Company achieves its target net income for the year. The second component of the Company's bonus program will be awarded to the executive based upon the review of the executive's performance in relation to individual objectives. Cash bonuses are then paid quarterly to each executive based upon the Company's net income for the quarter and its relationship to target annual net income as well as the review of individual objectives established and measured by the executive's immediate supervisor with next level approval. The Company's sales personnel, including Mr. Bates, receive a monthly commission based on sales bookings for the month and their relationship to targeted annual bookings.

    The Company's stock option plans are designed to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives. The size of option grants is generally intended by the Committee to reflect the executive's position with the Company and his or her contributions to the Company. Stock options are granted at an option price equal to the fair market value of the Common Stock on the date of grant and generally vest over a four-year period in order to encourage key employees to continue in the employ of the Company. As both a reward for his performance as President and Chief Executive Officer as well as an incentive to continue to serve in these positions, Mr. McDonnell received a grant of 90,000 options during 1997 and an option grant of 40,000 in 1995.

    BENEFITS

    The Company's executive officers are entitled to receive medical and life insurance benefits and to participate in the Company's 401(k) Plan on the same basis as other full-time employees of the Company. The Company's 1994 Employee Stock Purchase Plan, which is available to virtually all employees including executive officers, allows participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1997 for any of the Named Executive Officers.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    The Company does not believe that Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. The Committee intends to review the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

                                      COMPENSATION COMMITTEE

                                      John S. McCarthy
                                      William N. Melton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are William N. Melton and John S. McCarthy, both non-employee directors of the Company. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as directors of or members of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Henry R. Nichols, a director of the Company, is the majority shareholder of ArJay Data Corporation ("ArJay"), which was a customer of the Company until December 1997. During its last fiscal year, ArJay made payments totalling approximately 34% of ArJay's consolidated gross revenues for its last fiscal year for the purchase of network services from the Company. Mr. Nichols has executed the sale of substantially all of Arjay's assets (the "Arjay Assets") as well as the assignment of the service agreement between Arjay and the Company to an unaffiliated third party. Under the terms of the sale, Mr. Nichols will continue to collect certain payments from the net profits generated by the continuing operations of the Arjay Assets by the unaffiliated third party, which entity expects to continue to purchase services from the Company and to make payments to the Company during the current fiscal year in excess of 5% of ArJay's consolidated gross revenues for its last fiscal year.

COMPARATIVE STOCK PERFORMANCE

    The graph below compares cumulative total stockholder return on the Common Stock during the period from April 22, 1994 (the date on which the Common Stock commenced trading) through December 31, 1997 with the cumulative total return over the same period of (i) the NASDAQ Market Index and (ii) a peer group of publicly-traded companies* selected by the Company for purposes of this comparison (the "Peer Group"). This graph assumes the investment of $100 at the close of trading on April 22, 1994 in the Company's Common Stock, the NASDAQ Market Index and the Peer Group and assumes reinvestment of dividends. Measurement points are at April 22, 1994, June 30, 1994, September 30, 1994, December 31, 1994, March 31, 1995, June 30, 1995, September 29, 1995, December 29, 1995, March 31, 1996, June 30, 1996, September 30, 1996, December 30, 1996,
March 31, 1997, June 30, 1997, September 30, 1997, and December 31, 1997.

                           COMPARATIVE TOTAL RETURNS
      TRANSACTION NETWORK SERVICES, INC., NASDAQ MARKET INDEX, PEER GROUP
              (Performance results from 4/22/94 through 12/31/97)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                              4/22/94   12/31/94   12/31/95   12/31/96   12/31/97

              Transaction Network Services,
                                       Inc.        100        145        250     172.41     258.62
                           Peer Group Index        100     114.18     172.02      214.9     182.27
                        NASDAQ Market Index        100     101.44     131.58     163.51     200.01

Source: Media General Financial Services

------------------------

* The peer group includes the following companies: Concord EFS, Inc. (CEFT), ENVOY Corporation (ENVY), First Data Corporation (FDC), First USA Paymentech, Inc. (PTI), National Data Corporation (NDC), NOVA Corporation
    (NIS), PMT Services, Inc. (PMTS), SPS Transaction Services, Inc. (PAY), and Total Systems Services, Inc. (TSS). The stockholder returns of each company have been weighted to reflect relative stock market capitalization.

                    PROPOSAL TO AUTHORIZE AN INCREASE IN THE
                     COMMON STOCK SUBJECT TO THE COMPANY'S
                             1994 STOCK OPTION PLAN

    The 1994 Stock Option Plan (the "1994 Plan") currently authorizes the grant of options to purchase a maximum of 1,800,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. Assuming that all such options were granted and exercised, the shares would constitute approximately 15% of the outstanding Common Stock.

PROPOSED AMENDMENT

    The Company believes that equity participation by its key employees is an important element in its overall compensation program. In furtherance of this goal, the Company has adopted two stock option plans, the 1991 Stock Option Plan (the "1991 Plan") and the 1994 Plan. Except for the number of shares available for issuance under the 1991 Stock Option Plan and the 1994 Stock Option Plan (collectively, the "Option Plans"), the Option Plans are substantially identical. The 1991 Plan expires on December 31, 2000 and the 1994 Plan expires on January 17, 2004. Of the 690,000 shares subject to the 1991 Plan, as of January 31, 1998, options for the purchase of a total of 547,086 shares had been exercised, options for the purchase of a total of 133,614 shares at a weighted average exercise price of $1.48 per share were outstanding and only 9,300 shares were available for option issuances. Of the 1,800,000 shares subject to the 1994 Plan, as of January 31, 1998, options for the purchase of a total of 189,603 shares had been exercised, options for the purchase of a total of 1,397,428 shares at a weighted average exercise price of $10.96 per share were outstanding and only 212,969 shares were available for option issuances. As of January 31, 1998, all 125 employees were participating in the Option Plans. In addition to grants awarded upon acceptance of employment or promotion, the Company evaluates every employee's option status on a quarterly basis. The Company has established option target levels based on the employee's position at the Company. Each quarter, management evaluates the vested and unvested option levels for each employee and determines if additional grants are warranted based upon pre-established target levels. In order to continue its policy of providing equity participation to the Company's employees, the Board of Directors proposes that the 1994 Plan be amended to increase the shares of Common Stock available for grant under the 1994 Plan from 1,800,000 shares to 2,300,000 shares.

OPTION PLAN DESCRIPTION

    The Option Plans provide for the grant of stock options to officers, directors and all employees of the Company. Under the Option Plans, the Company may grant options that are intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify as incentive stock options ("Non-Qualified Options"). The option price with respect to ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option. However, in the case of an ISO granted to a person owning over 10% of the Common Stock, the option price may not be less than 110% of such fair market value. The option price of Non-Qualified Options may not be less than 50% of such fair market value. The aggregate fair market value (determined at the time of grant) of the Common Stock subject to ISOs granted to any one person which first become exercisable in any calendar year may not exceed $100,000. On March 2, 1998, the closing price of the Common Stock was $20.75. ISOs are exercisable over the exercise period specified by the Stock Option Committee (the "Committee") in the option agreement, but in no event may such period exceed ten years from the date of grant; provided, however, that in the case of an ISO granted to any person owning over 10% of the Common Stock, the exercise period may not exceed five years from the date of grant. Non-Qualified Options are exercisable over a period of up to eleven years from the date of grant. Options granted under either of the Option Plans are generally nontransferable and, with certain exceptions in the event of death or disability of the optionee, options granted under either of the Option Plans generally terminate thirty days after termination of an optionee's employment with the Company or an affiliate. The Option Plans are administered by the Committee, consisting of not less than two members of the Board who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Currently, the Committee is comprised of the two members of the Compensation Committee. Subject to the provisions of the Option Plans, the Committee has the authority to designate the persons to whom options are granted and the terms of each option, including the number of shares of Common Stock to be covered by the option, when the option becomes exercisable, the option exercise price and the duration of the option. The Board of Directors may at any time amend or terminate either of the Option Plans except that no such amendment may be made without the approval of the holders of a majority of the outstanding Common Stock, if such amendment would (i) materially increase the benefits which may be issued under such plan, (ii) materially increase the number of shares which may be issued under such plan or (iii) materially modify the requirements as to eligibility for participation under such plan. The Option Plans were drafted to obtain the benefits of the exemption from Section 16(b) of the Exchange Act provided by Rule 16b-3. Section 16(b) of the Exchange Act provides, among other things, that an officer of a corporation who purchases and sells the stock of the corporation which employs him or her within a six month period is liable to the corporation for the difference between the purchase price and the sale price. Rule 16b-3 promulgated under the Exchange Act provides that the acquisition of a stock option and the exercise of such option by an officer of a corporation pursuant to a stock option plan which meets certain requirements does not constitute a transaction subject to Section 16(b) of the Exchange Act. The Company has filed a registration statement under the Securities Act of 1933 covering the shares of Common Stock reserved for issuance under the Option Plans. The following is a summary of the federal income tax consequences relating to options granted under the Option Plans.

    ISOS. Under the Code, an optionee will not recognize income at the time of grant of an ISO or the subsequent purchase of the shares pursuant to the exercise of such ISO. The amount by which the fair market value of the shares purchased at the time of exercise exceeds the option price will constitute an item of tax preference and may be potentially subject to the alternative minimum tax. If the employee makes no disposition of the shares purchased on exercise of an ISO within two years from the date of grant and within one year from the date of exercise of the option, upon a subsequent sale of shares the employee will recognize a long-term capital gain or loss equal to the difference between the amount realized on the disposition of such shares and his option exercise price. If an employee disposes of shares purchased through the exercise of an ISO within the foregoing two or one year periods, the transaction will be treated as a disqualifying disposition and the employee will be required to include in his gross income as compensation for the taxable year in which the disposition occurs, the amount by which the fair market value of the shares on the date the option was exercised by the employee (or the amount realized upon disposition, if that amount is less than the fair market value on the date of exercise) exceeds the option exercise price. In addition, upon a sale within either period, the employee will recognize a capital gain or loss equal to the difference between (a) the sum of the exercise price he paid (or if the exercise price is paid in whole or in part by the transfer of shares previously owned by the employee, the amount of money plus the adjusted basis of such previously owned stock) and any amount he is required to include in his gross income in accordance with the preceding sentence and (b) the amount realized on the sale. The Company will be entitled to a deduction for compensation with respect to an ISO only if and to the extent that the employee recognizes ordinary income from a disqualifying disposition of shares received upon the exercise of such ISO.

    NON-QUALIFIED OPTIONS. The grant of Non-Qualified Options will have no immediate tax consequences to the Company or the optionee. If shares received on the exercise of a Non-Qualified Option are not subject to a substantial risk of forfeiture, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price. It is not contemplated that the Company will, upon the exercise of a Non-Qualified Option, issue or deliver shares that are subject to a substantial risk of forfeiture, except as noted in the next paragraph. Shares received on the exercise of a Non-Qualified Option will be treated as subject to a substantial risk of forfeiture for up to a six month period if the sale of the shares at a profit during such six months could subject the optionee to suit under Section 16(b) of the Exchange Act. Under these circumstances, however, the optionee has a right to elect, within a 30-day period from the date of transfer of the shares, to include in his taxable income for the taxable year of exercise an amount equal to the excess of the fair market value of such shares at the time of the exercise over the exercise price. If the optionee does not make the preceding election, the optionee will recognize ordinary income upon the expiration of the above-referenced six month period. The amount of such income will be equal to the excess of the fair market value of the shares at that time over the exercise price, and the holding period for determining whether any capital gain or loss on the subsequent sale or exchange of the shares is long-term or short-term capital gain or loss will commence at that time. Where ordinary income is recognized by an optionee as described above in connection with shares received on the exercise of a Non-Qualified Option, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided appropriate tax withholding procedures are implemented. The Option Plans require the employee to pay or make arrangements acceptable to the Committee regarding withholding taxes due upon exercise of a Non-Qualified Option. With the Committee's approval, the optionee may make such payment in whole or in part by surrendering shares of Common Stock.

    The Board of Directors adopted the proposed amendment at a regular meeting held on October 28, 1997. Under the terms of the Option Plan, the amendment must be approved by the stockholders of the Company. The Board of Directors recommends that stockholders vote FOR the adoption of the proposal.

                    PROPOSAL TO AUTHORIZE AN INCREASE IN THE
                     COMMON STOCK SUBJECT TO THE COMPANY'S
                       1994 EMPLOYEE STOCK PURCHASE PLAN

    The 1994 Employee Stock Purchase Plan (the "Purchase Plan") currently authorizes the grant of options to purchase a maximum of 150,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. Assuming that all such options were granted and exercised, the shares would constitute approximately 1.2% of the outstanding Common Stock.

PROPOSED AMENDMENT

    The Purchase Plan promotes the Company's goal of increasing equity participation by the Company's employees. The Company believes that participation in the Purchase Plan by all employees fosters commitment and more closely aligns compensation with stockholder objectives by focusing employees on stockholder return. In order to continue its policy of providing equity participation to the Company's employees, the Board of Directors proposes that the Purchase Plan be amended to increase the shares of Common Stock available for grant under the Purchase Plan from 150,000 shares to 250,000 shares.

PURCHASE PLAN DESCRIPTION

    The Purchase Plan authorizes the grant of rights to purchase a maximum of 150,000 shares of Common Stock (subject to adjustment for stock splits and similar capital changes) to eligible employees. Each employee of the Company or of a subsidiary of the Company having at least three months of continuous service on the date of grant of a right is eligible to participate in the Purchase Plan. Any employee who immediately after the grant of a right is determined to own 5% or more of the Common Stock, however, would not be eligible to participate. The Purchase Plan is administered by the Compensation Committee. After an initial three-month offering period which lasted from August 15, 1994 to November 15, 1994, all rights are granted twice yearly under the Purchase Plan, on May 16 and November 16, and will be exercisable on the succeeding November 15 or May 15. Eligible employees may purchase shares of Common Stock through accumulation of payroll deductions (of not less than 1% nor more than 10% of compensation, as defined in the Purchase Plan), at a purchase price which is 85% of fair market value at the beginning or end of each six-month offering period, whichever is lower. Of the approximately 91 eligible employees, 60 participants were enrolled in the Purchase Plan as of November 16, 1997. On November 17, 1997, the closing price of the Common Stock for purposes of the current six-month offering period was $15.875. The Purchase Plan has a term of ten years. The following table shows certain information regarding the purchase of Common Stock during the last fiscal year pursuant to the Purchase Plan:

NAME                                                                                   ACQUIRED
------------------------------------------------------------------------------------  -----------
John J. McDonnell, Jr...............................................................      --
Brian J. Bates......................................................................       1,473
David J. Walsh......................................................................       1,421
Luther Peters III...................................................................      --
Richard Sternitzke..................................................................      --
All current executive officers as a group...........................................       6,688
All executives, including all current officers who are not executive officers.......      24,223

    As of January 31, 1998, there were 82,564 shares reserved for issuance under the Purchase Plan. The Board of Directors may at any time amend or terminate the Purchase Plan except that no such amendment may be made without the approval of the holders of a majority of the outstanding Common Stock, if such amendment would (i) materially increase the benefits accruing to participants under such plan, (ii) materially increase the number of shares which may be issued under such plan or (iii) materially modify the requirements as to eligibility for participation under such plan. The Purchase Plan was drafted to obtain the benefits of the exemption from the Exchange Act provided by Rule 16b-3. Section 16(b) of the Exchange Act provides, among other things, that an officer of a corporation who purchases and sells the stock of the corporation which employs him or her within a six month period is liable to the corporation for the difference between the purchase price and the sale price. Rule 16b-3 promulgated under the Exchange Act provides that the acquisition of stock by an officer of a corporation pursuant to an employee stock purchase plan which meets certain requirements does not constitute a transaction subject to Section 16(b) of the Exchange Act.

    The Board of Directors adopted the proposed amendment at a regular meeting held on October 28, 1997. Under its terms of the Purchase Plan, the amendment must be approved by the stockholders of the Company. The Board of Directors recommends that stockholders vote FOR the amendment to the Purchase Plan.

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                        PROPOSAL TO RATIFY SELECTION OF
                            INDEPENDENT ACCOUNTANTS

    The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since 1992. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Reston, Virginia, not later than November 15, 1998, for inclusion in the proxy statement for that meeting.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their reasonable out-of-pocket expenses in this regard.

                                          By Order of the Board of Directors,
                                          JOHN J. MCDONNELL III, SECRETARY

March 16, 1998

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY PURSUANT TO THE ENCLOSED INSTRUCTIONS. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SUBMITTED THEIR PROXIES.

                                       20
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                                                                      1299-PS-98